Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

Euronav NV

(Name of Subject Company)

Compagnie Maritime Belge NV

(Offeror – Name of Filing Person)

Table 1-Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$812,936,853	0.00014760	$119,990
Fees Previously Paid	$0		$0

Total Transaction Valuation	$812,936,853
Total Fees Due for Filing			$119,990
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$119,990

* Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (x) 45,517,181, the number of ordinary shares, no par value, of Euronav NV (the “Ordinary Shares”) estimated to be held by U.S. Holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of September 29, 2023, multiplied by (y) the offer price of $17.86 per Ordinary Share.

** The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act, and the Fee Rate Advisory for Fiscal Year 2024, issued August 25, 2023, by multiplying the transaction valuation by 0.00014760.